DNB Financial Corporation
                                [GRAPHIC OMITTED]
                                  NEWS RELEASE

For further information, please contact:
Bruce E. Moroney
Sr. Vice President & Chief Financial Officer
610-873-5253
                              FOR IMMEDIATE RELEASE


                            DNB FINANCIAL CORPORATION
                     REPORTS EARNINGS FOR THE THIRD QUARTER

(October 27, 2003 -- Downingtown, PA) DNB Financial Corporation ("DNB"), parent of Downingtown National Bank (the "Bank"), today reported results for the third quarter and announced a strategic initiative to reposition its balance sheet. Current highlights include:

o        Continued improvements in asset quality
o        Progress achieved in balance sheet repositioning
o        Investments in key management positions
o        Solid revenue growth in DNB Financial Services

DNB's year-to-date net interest margin and earnings have been impacted by the historically low interest rate environment and recent economic uncertainties. Banks nationwide have experienced margin compression, slow loan growth and significant cash flows from their assets backed by residential loans. This current environment, as well as the market's outlook for a stronger economy and higher long-term interest rates, together with a desire to reposition DNB's balance sheet to improve earnings, were critical factors in management's decision to reposition a portion of its investment portfolio during the quarter.

EARNINGS
During the third quarter, DNB reported a net loss of $102,000 or $0.06 per share on a diluted basis, compared to a profit of $730,000 or $0.39 diluted earnings per share in 2002. The decline in third quarter results was due primarily to investment portfolio restructuring costs totaling $466,000 as well as $341,000 in additional pension expense caused by higher service costs and a weak stock market in 2002. The $466,000 pre-tax net loss for investment portfolio restructuring arose on the sale of $20 million of investment securities. Net interest income in the third quarter of 2003 increased $269,000 or 10% over the second quarter of 2003. Substantially all of the increase was the result of deferred interest recognized on the payoff of a non-performing loan. Net income for the nine months ended September 30, 2003 totaled $818,000 or diluted earnings per share of $0.44, compared to $2.1 million and diluted earnings per share of $1.11 for the same period in 2002.

LOANS & ASSET QUALITY
Loans increased $4.4 million or 2% during the most recent quarter. All loan categories, with the exception of residential mortgage loans showed growth. Consumer loans increased $2.6 million or 8.7% as a result of a targeted effort to attract new customers to the Bank and increase existing customer penetration. Asset quality continues to improve as total non-performing loans dropped to $1.3 million at September 30, 2003 from $2.7 million on September 30, 2002. As a result, DNB's non-performing loans to total loans ratio, improved to .68%, compared to 1.39% at September 30, 2002. The improvement is the result of successful workouts and subsequent payoffs of several large loans in 2003.

BALANCE SHEET REPOSITIONING
DNB's management has completed an initial step in a comprehensive plan designed to reposition its balance sheet and improve core earnings. The proceeds from sales of $20 million of securities were invested in higher yielding securities which management expects to provide improved cash flows. As further steps in the plan, DNB's management currently intends to reduce substantially the size of its investment portfolio during the next eighteen months and expand its loan portfolio through new originations, increased loan participations, as well as strategic loan and lease receivable purchases. Management also intends to reduce the absolute level of borrowings with cash flows from existing loans and investments as well from new core deposit growth.

INVESTMENT IN KEY MANAGEMENT POSITIONS
During the last six months, two key additions were made to DNB's management team. William J. Hieb joined the Bank as Executive Vice President and Chief Operating Officer in April. Mr. Hieb brings knowledge and experience from his 25 year career with First Union Bank and its predecessor institutions. Richard M. Wright joined DNB in September to head up the Bank's retail network. Mr. Wright has over 21 years of retail banking and marketing experience. He joined DNB from Firstrust Bank where he was Senior Vice President of Marketing. Prior to his experience at Firstrust, he was Regional Manager and Marketing Director for the oldest and most prominent bank in Saudi Arabia, Saudi Hollani Bank. In addition to these two important changes, management is in the process of expanding its lending and support staff to facilitate loan growth as part of its balance sheet restructuring plan.

DNB FINANCIAL SERVICES
Through DNB Financial Services, DNB provides non-depository products such as mutual funds, annuities and insurance to its customers. In 2002, the Bank embarked on a new partnership with UVEST, a premier provider of full-service brokerage and insurance services. Management continued to make progress as revenues grew 162% to $262,000 for the nine months ended September 30, 2003, compared to $62,000 for the same period in 2002.

DNB Financial Corporation is a bank holding company whose bank subsidiary, Downingtown National Bank, is a commercial bank and a member of the FDIC. The Bank, headquartered in Downingtown, Chester County, Pennsylvania, has nine (9) full service offices. Through its Wealth Management Group, Downingtown National Bank provides wealth management, trust services and brokerage services to individuals and businesses throughout Chester County. Customers may also visit us on our website at http://www.dnb4you.com.

Inquiries regarding the purchase of DNB Financial Corporation stock may be made through the market makers listed on our website at http://www.dnb4you.com.


This press release contains statements, that are not of historical facts and may pertain to future operating results or events or management's expectations regarding those results or events. These are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts. When used in this press release, the words "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or words of similar meaning, or future or conditional verbs, such as "will", "would", "should", "could", or "may" are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are either beyond our control or not reasonably capable of predicting at this time. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements. Readers of this press release are accordingly cautioned not to place undue reliance on forward-looking statements. DNB disclaims any intent or obligation to update publicly any of the forward-looking statements herein, whether in response to new information, future events or otherwise. With regard to DNB's balance sheet repositioning, the degree to which these steps can be accomplished will depend on a number of factors, including changes in the interest rate environment for loans, investments and deposits, loan prepayments, market opportunities for new loan and participation originations, and the availability of loan and lease receivables for purchase at attractive prices and yields, as well as management's assessment of the timing of each of these opportunities and steps in light of future, unknown developments affecting DNB's business generally.


                            DNB FINANCIAL CORPORATION
                         SUMMARY OF FINANCIAL STATISTICS
                  (Dollars in thousands, except per share data)


                                                                       Three Months Ended          Nine Months Ended
                                                                          September 30                September 30
                                                                       -------------------       --------------------
                                                                        2003          2002        2003          2002
                                                                       -----         -----       ------        ------

EARNINGS:
Total interest income ..........................................   $   4,735     $   5,430    $  14,059     $  16,531
Total Interest expense .........................................       1,769         2,347        5,724         7,209
                                                                       -----         -----        -----         -----
Net interest income ............................................       2,966         3,083        8,335         9,322
Provision for loan losses ......................................           0             0            0             0
Non-interest income ............................................         356           709        1,866         1,882
Non-interest expense ...........................................       3,695         2,826        9,458         8,534
                                                                       -----         -----        -----         -----
(Loss)income before income taxes ...............................        (373)          966          743         2,670
Income tax (benefit) expense ...................................        (272)          236          (75)          594
                                                                       -----         -----        -----         -----
Net (loss) income ..............................................   $    (101)    $     730    $     818     $   2,076
                                                                       =====         =====        =====         =====
Net (loss) income per share, diluted* ..........................   $   (0.05)    $    0.39    $    0.44     $    1.11

PERFORMANCE RATIOS:
Interest rate spread (tax equivalent) ..........................        3.23%         3.48%        3.06%         3.58%
Net interest margin (tax equivalent) ...........................        3.25%         3.52%        3.09%         3.62%
Return on average equity .......................................       (1.60%)       11.13%        4.24%        10.67%
Return on average assets .......................................       (0.10%)        0.76%        0.28%         0.73%


                                                                          September 30
                                                                     ---------------------
                                                                       2003          2002
                                                                     -------       -------

FINANCIAL POSITION:
Total assets ...................................................   $ 421,260     $ 384,520
Loans ..........................................................     189,138       193,503
Deposits .......................................................     279,976       287,793
Borrowings .....................................................     114,696        68,730
Stockholders' equity ...........................................      24,763        26,326

EQUITY RATIOS:
Tier 1 leverage ratio ..........................................       7.24%         8.18%
Risk-based capital ratio .......................................      12.60%        13.60%
Book value per share* ..........................................    $ 12.87       $ 14.40



*All per share amounts have been restated to reflect the 5% stock dividend paid December 27, 2002.